Exhibit 99

October 22, 2014

Phoenix, Arizona

Knight Transportation Reports Third Quarter 2014 Revenue and Earnings

Knight Transportation, Inc. (NYSE: KNX), one of North America’s largest and most diversified truckload transportation companies, today reported revenue and net income for the third quarter ended September 30, 2014.

Key financial highlights for the third quarter and nine-month period of 2014 and 2013 were as follows:

(dollars in thousands, except per share data)	Three Months Ended Sept 30,			Nine Months Ended Sept 30,
	2014	2013	% Chg	2014	2013	% Chg
Total revenue	$271,547	$239,338	13.5%	$784,865	$719,521	9.1%
Revenue, excluding trucking fuel surcharge	$227,829	$195,847	16.3%	$652,333	$585,551	11.4%
Operating income	$39,791	$24,274	63.9%	$109,940	$81,743	34.5%
Net income, attributable to Knight	$25,100	$15,059	66.7%	$69,924	$49,181	42.2%
Earnings per diluted share	$0.31	$0.19	63.2%	$0.86	$0.61	39.5%

On October 1, 2014 Knight Transportation announced that it acquired 100% of the outstanding stock of Barr-Nunn Transportation, Inc. and certain affiliates. The reported results of the third quarter do not include any revenue or earnings related to the activities of Barr-Nunn.

The company previously announced a quarterly cash dividend of $0.06 per share to shareholders of record on September 5, 2014, which was paid on September 26, 2014.

Kevin Knight, Chairman and Chief Executive Officer, commented on the quarter, “During the quarter we improved our revenue, excluding fuel surcharge 16.3%, while improving our consolidated operating ratio by 510 basis points.  The overall demand environment remained strong while capacity continues to be tight. We are pleased with the progress made in both our trucking and logistics segments, as these businesses continue to complement each other and have led to profitable growth.  In our trucking business, revenue per tractor, excluding fuel surcharge, increased 7.2%, year over year, with a 6.5% improvement in revenue per loaded mile, a 2.5% increase in our length of haul, an 80 basis point improvement in our non-paid empty mile percentage, and miles per tractor essentially flat. In our logistics business, revenue growth was strong at 55.3% and gross margin percentage improved as well.  We continue to feel well positioned for future growth by our ability to provide capacity for our customers and quality careers for our driving associates.”

The following chart reflects the financial performance of our trucking (asset based) and our logistics (non-asset based) businesses for the third quarter of 2014 and 2013.

(dollars in thousands)	Three Months Ended Sept 30,			Nine Months Ended Sept 30,
	2014	2013	Chg	2014	2013	Chg
Trucking (Asset based)
Revenue, excluding trucking fuel surcharge	$174,126	$161,273	8.0%	$506,974	$479,932	5.6%
Operating Income	$35,513	$23,212	53.0%	$100,490	$75,849	32.5%
Operating Ratio(1)	79.6%	85.6%	-600 bps	80.2%	84.2%	-400 bps
Logistics (Non-asset based)
Revenue	$53,703	$34,574	55.3%	$145,359	$105,619	37.6%
Operating Income	$4,277	$1,062	302.8%	$9,450	$5,894	60.3%
Operating Ratio(1)	92.0%	96.9%	-490 bps	93.5%	94.4%	-90 bps
Consolidated
Revenue, excluding trucking fuel surcharge	$227,829	$195,847	16.3%	$652,333	$585,551	11.4%
Operating Income	$39,791	$24,274	63.9%	$109,940	$81,743	34.5%
Operating Ratio(1)	82.5%	87.6%	-510 bps	83.1%	86.0%	-290 bps

(1)
Operating ratio is defined in our trucking segment as total operating expenses, net of trucking fuel surcharge, as a percentage of revenue before trucking fuel surcharge. Operating ratio is defined in our Logistics segment as total operating expenses as a percentage of total revenue.

In the third quarter, the operating ratio of our trucking segment improved to 79.6% from 85.6% in the same quarter last year.  In the third quarter, operating income in our trucking segment improved 53.0% while revenue, excluding trucking fuel surcharge, grew 8.0%.  We ended the third quarter with 100 additional tractors when compared to the end of the second quarter, a 2.5% increase.  We expect to  continue to grow our fleet as we bring on additional capacity to meet the supply chain needs of our customers.  We continue to see positive results from our efforts to improve yield and drive operational efficiencies.  The used equipment market also remained strong and has led to improved gain on sale of revenue equipment.  Although market conditions are favorable for truckload carriers, the industry continues to be faced with multiple challenges that have led to higher costs, including rising driver pay, increased regulation, additional maintenance cost associated with the 2010 EPA emission engines, and rising equipment cost.  In order to effectively manage these inflationary pressures, cost control remains an integral part of our strategy.

Our logistics segment continues to show meaningful growth and complements our trucking segment by enabling us to source more capacity and offer more solutions for our customers.  Our brokerage business increased revenue 91.1% and operating income 311.3%, when compared to the same quarter last year.    Our intermodal business has now been profitable for two consecutive quarters and operated at a 93.7% operating ratio, which represents an improvement of 530 basis points sequentially from the second quarter of 2014 and a 970 basis points improvement when compared to the third quarter of 2013.

Attracting and retaining high quality driving associates to the industry remains a significant challenge.  Despite a strong freight environment, the current shortage of qualified driving associates has been a headwind for adding additional capacity.  Our driver development and training programs remain a primary focus area for our management team, and we feel well positioned to continue to make progress in the coming quarters.

Our tractor fleet remains one of the most modern fleets in the industry with an average age of 1.7 years.  The used equipment market remained strong during the quarter and resulted in gain on sale of revenue equipment in the third quarter of 2014 of $4.3 million, compared to $2.0 million in the third quarter of 2013.

We have returned $78.8 million to our shareholders in the form of quarterly dividends over the two years ended September 30, 2014.  We ended the quarter with $37.0 million of long term debt, and $626.7 million of shareholders' equity. Our net capital expenditures for the first three quarters were $121.3 million, while our cash flow from operations was $117.1 million.  The long term debt and cash flow information excludes the October 1 acquisition of Barr-Nunn Transportation and affiliates.

On October 1, 2014 Knight Transportation announced that it acquired 100% of the outstanding stock of Barr-Nunn Transportation, Inc. and certain affiliates. Barr-Nunn provides dry van truckload transportation services from its headquarters near Des Moines, Iowa, and leased facilities located in Ohio, Pennsylvania, and North Carolina. The company's primary operating territory is the eastern United States. Barr-Nunn has a strong niche in the expedited and service-sensitive marketplace.  We expect the current management team to remain in place and continue to operate the business under the Barr-Nunn name and with Barr-Nunn personnel, policies, and culture.  During the third quarter Knight incurred approximately $396,000 of acquisition cost related to the transaction.

On October 7, 2014 Knight Transportation was awarded the 2014 SmartWay Excellence Award for the third consecutive year for outstanding environmental performance and leadership.  The SmartWay Excellence Award, reserved for the top performing SmartWay Partners, is EPA’s highest recognition for demonstrated leadership in freight supply chain energy and environmental performance.  Knight has been a recipient of the SmartWay Excellence Award in 2007, 2009, 2012, 2013, and 2014.

The company will hold a conference call on October 22, 2014, at 4:30 PM EDT, to further discuss its results of operations for the quarter ended September 30, 2014. The dial in number for this conference call is 1-855-733-9163. Slides to accompany this call will be posted on the company’s website and will be available to download prior to the scheduled conference time.  To view the presentation, please visit http://investor.knighttrans.com/events, “Third Quarter 2014 Conference Call Presentation.”

Knight Transportation, Inc. is a provider of multiple truckload transportation and logistics services using a nationwide network of business units and service centers in the U.S. to serve customers throughout North America.  In addition to operating one of the country’s largest tractor fleets, Knight also contracts with third-party equipment providers to provide a broad range of truckload services to its customers while creating quality driving jobs for our driving associates and successful business opportunities for owner-operators.

INCOME STATEMENT DATA:	Three Months Ended September 30,		Nine Months Ended September 30,
	(Unaudited, in thousands, except per share amounts)

	2014	2013	2014	2013
REVENUE:
Revenue, before fuel surcharge	$227,829	$195,847	$652,333	$585,551
Fuel surcharge	43,718	43,491	132,532	133,970
TOTAL REVENUE	271,547	239,338	784,865	719,521

OPERATING EXPENSES:
Salaries, wages and benefits	65,296	60,097	190,779	174,558
Fuel expense - gross	51,221	54,338	155,422	162,770
Operations and maintenance	17,305	17,088	51,481	48,916
Insurance and claims	7,530	7,190	22,414	21,640
Operating taxes and licenses	4,338	3,752	12,265	11,645
Communications	1,164	1,244	3,621	3,616
Depreciation and amortization	22,684	21,981	66,422	64,578
Purchased transportation	60,017	45,603	168,305	138,278
Miscellaneous operating expenses	2,201	3,771	4,216	11,777
Total operating expenses	231,756	215,064	674,925	637,778

Income From Operations	39,791	24,274	109,940	81,743

Interest income	104	89	326	294
Interest expense	(135)	(91)	(339)	(310)
Other income (expense)	2,399	971	5,856	1,024
Income before income taxes	42,159	25,243	115,783	82,751
INCOME TAXES	16,786	10,090	45,062	33,100
Net Income	25,373	15,153	70,721	49,651
Net income attributable to noncontrolling interest	(273)	(94)	(797)	(470)
NET INCOME ATTRIBUTABLE TO KNIGHT TRANSPORTATION	$25,100	$15,059	$69,924	$49,181

Basic Earnings Per Share	$0.31	$0.19	$0.87	$0.62
Diluted Earnings Per Share	$0.31	$0.19	$0.86	$0.61

Weighted Average Shares Outstanding - Basic	81,035	80,048	80,802	79,948
Weighted Average Shares Outstanding - Diluted	82,097	80,395	81,776	80,250

BALANCE SHEET DATA:
			09/30/14	12/31/13
ASSETS			(Unaudited, in thousands)
Cash and cash equivalents			$1,608	$992
Trade receivables, net of allowance for doubtful accounts			125,815	116,391
Notes receivable, net of allowance for doubtful accounts			701	774
Related party notes and interest receivable			0	748
Prepaid expenses			17,845	15,026
Assets held for sale			17,719	16,476
Other current assets			12,389	11,066
Current deferred tax assets			2,381	3,359
Total Current Assets			178,458	164,832

Property and equipment, net			667,026	591,791
Notes receivable, long-term			4,029	4,047
Goodwill			10,242	10,257
Other assets and restricted cash			37,813	36,194
Total Long-term Assets			719,110	642,289

Total Assets			$897,568	$807,121

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable			$29,086	$14,354
Accrued payroll and purchased transportation			25,232	13,864
Accrued liabilities			20,445	19,062
Claims accrual - current portion			17,415	15,616
Dividend payable - current portion			188	168
Total Current Liabilities			92,366	63,064

Claims accrual - long-term portion			10,023	8,889
Long-term dividend payable and other liabilities			2,438	2,486
Deferred tax liabilities			127,896	140,149
Long-term debt			37,000	38,000
Total Long-term Liabilities			177,357	189,524

Total Liabilities			269,723	252,588

Common stock			811	802
Additional paid-in capital			167,649	150,858
Accumulated other comprehensive income			6,526	4,582
Retained earnings			451,706	397,346
Total Knight Transportation Shareholders' Equity			626,692	553,588
Noncontrolling interest			1,153	945
Total Shareholders' Equity			627,845	554,533
Total Liabilities and Shareholders' Equity			$897,568	$807,121

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	% Change	2014	2013	% Change
	(Unaudited)			(Unaudited)

OPERATING STATISTICS

Average Revenue Per Tractor*	$43,100	$40,199	7.2%	$126,648	$119,266	6.2%

Non-paid Empty Mile Percent	9.8%	10.6%	-7.5%	9.6%	10.8%	-11.1%

Average Length of Haul	492	480	2.5%	497	480	3.5%

Operating Ratio**	82.5%	87.6%		83.1%	86.0%

Average Tractors - Total	4,040	4,007		4,003	4,015

Average Trailers - Total	9,381	9,372		9,163	9,417

Net Capital Expenditures (in thousands)	$59,950	$39,329		$121,308	$57,151

Cash Flow From Operations (in thousands)	$39,215	$28,458		$117,067	$100,715

* Includes asset segment revenue excluding fuel surcharge.

** Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue before fuel surcharge. We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact: David A. Jackson, President, or Adam W. Miller, CFO at (602) 606-6315

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